EXHIBIT 99.1 FOR IMMEDIATE RELEASE

RASER TECHNOLOGIES, INC. 5152 North Edgewood Drive Provo, Utah 84604 (801) 765-1200

RASER TECHNOLOGIES ANNOUNCES NEW CHIEF FINANCIAL OFFICER

John T. Perry Brings More Than 20 Years of Experience to Raser

Provo, Utah, February 23, 2010—Raser Technologies Inc. (NYSE: RZ) announced today, that John T. Perry has been named new Chief Financial Officer, effective March 10, 2010. Mr. Perry will be responsible for all financial activities of the Company and will be a key member of Raser's executive team and participate in overall corporate strategic planning.

Mr. Perry has more than 20-years of experience in the mining and metals industry. From 2007 to 2010, Mr. Perry worked as Chief Executive Officer, President and Director of Nord Resources Corporation ("Nord"), a publicly traded mining company based in Tucson, AZ. Prior to his appointment as Chief Executive Officer, Mr. Perry served as the Chief Financial Officer, Senior Vice President, Treasurer and Secretary of Nord from 2005 to 2007. Prior to his involvement with Nord, Mr. Perry held various positions with BHP Billiton Base Metals and BHP Copper Inc., including President and Vice President Finance and Administration. Among his many responsibilities in these positions, Mr. Perry led merger and acquisition activity resulting in over $500 million in transactions. He was also responsible for the initial public offering of Nord, including listing on the Toronto Stock Exchange and OTCBB.

"We are extremely pleased to welcome John to Raser's management team," said Raser CEO Nick Goodman. "John brings a broad base of financial experience and expertise to Raser and specific expertise with publicly traded enterprises. His background with related industries will be particularly valuable as we execute our growth strategy. I am confident John will help build value for Raser shareholders."

Mr. Perry is a Certified Public Accountant and holds an undergraduate degree in Accounting and Finance as well as an MBA from the University of Arizona.

About Raser Technologies

Raser (NYSE: RZ) is an environmental energy technology company focused on geothermal power development and technology licensing. Raser's Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations, incorporating licensed heat transfer technology. Raser's Transportation and Industrial segment focuses on extended-range plug-in-hybrid vehicle solutions and using Raser's award-winning Symetron™ technology to improve the torque density and efficiency of the electric motors and drive systems used in electric and hybrid-electric vehicle powertrains and industrial applications. Further information on Raser may be found at: www.rasertech.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding: our beliefs about the capabilities and job performance of employees. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the competitive environment and our ability to compete in the industry; the strength of our intellectual property; our inability to attract, train and retain key personnel; and such other risks as identified in our quarterly report on Form 10-Q for the quarter ended September 30, 2009, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Raser Technologies, Inc. Issa Arnita Investor Relations (801) 765-1200 investorrelations@rasertech.com

Hayden IR Cameron Donahue (651) 653-1854 cameron@haydenir.com